Exhibit 99.1

  Coach Reports Third Quarter Earnings Growth of over 34%; Ahead of Analysts' Expectations; Increases FY06 Guidance to $1.25, up 36% from Prior Year, and
      Introduces FY07 Guidance of $1.50; Ahead of Consensus for Both Years

     NEW YORK--(BUSINESS WIRE)--April 25, 2006--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today announced an increase of 34% in earnings per diluted share to $0.28 for its third fiscal quarter ended April 1, 2006, up from $0.21 per diluted share a year ago. These results were ahead of the analysts' consensus estimate of $0.27 per share.
     In the third quarter, net sales were $498 million, 20% higher than the $416 million reported in the same period of the prior year. On a constant-exchange-rate basis, net sales increased 23% in the third quarter, excluding the negative currency effects of 3% from translating foreign-denominated sales into U.S. dollars. Net income rose 35% to $109 million, compared with $81 million in the prior year.
     Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, "Our excellent third quarter performance reflects the vitality of the Coach franchise, the year-round appeal of Coach as a gift resource and the continuing strong growth of the U.S accessory category. Throughout all channels of our business and across all geographies, consumers enthusiastically embraced our transitional and spring assortments, driving our top-line results. Our profitability improvement highlights our ability to achieve further operating margin expansion as our sales base increases."
     Quarterly operating margin rose to 33.2% in the current period, a 140 basis point improvement from the 31.8% reported for the prior year. During the quarter, gross profit rose 20% to $390 million from $325 million a year ago. Gross margin expanded by 20 basis points from 78.1% to 78.3%, as gains from product mix shifts and supply chain initiatives more than offset the impact of channel mix. SG&A expenses as a percentage of net sales declined 110 basis points to 45.1%, compared to the 46.2% reported in the year-ago quarter.
     For the nine months ended April 1, 2006, net sales were $1.6 billion, up 24% from the $1.3 billion reported in the first nine months of fiscal 2005. On a constant-exchange-rate basis, net sales increased 26%, excluding the negative currency effects of 2% from translating foreign-denominated sales into U.S. dollars. Net income rose to $377 million, up 40% from the $269 million reported a year ago.

     Third fiscal quarter sales results in each of Coach's primary channels of distribution grew as follows:

     -- Direct-to-consumer sales increased 22% to $374 million from $307 million last year. U.S. comparable store sales for the quarter rose 21.1%, with retail stores up 11.7% and factory store sales up 34.0%. The exceptional U.S. factory store performance this quarter continued to reflect channel strength and the success of an improved merchandise offering. In Japan, sales rose 23% on a constant-currency basis, while dollar sales rose only 10% due to a weaker yen. Coach achieved high-single-digit increases in comparable location sales in Japan.

     -- Indirect sales rose 14% to $124 million from $109 million in the same period last year. Strong international wholesale shipments and business-to-business sales contributed to these results. In the United States, comparable department store POS sales rose over 20% from prior year levels in the quarter.

     Mr. Frankfort added, "It's worth noting that U.S. full price comparable store sales have now increased at a double-digit rate in each of the last 16 consecutive quarters, which demonstrates the consistency and sustainability of our growth. Clearly, Coach's share of the fast-growing U.S. premium accessories market continues to expand across all channels."
     "In addition, we're extremely pleased with the 23% growth in sales in constant currency in Japan this quarter, as we continue to grow our market share rapidly in this important market for Coach. These results reflect the success of our distribution strategy in Japan, notably the acceleration of retail openings and the expansion of existing shops."
     During the third quarter of fiscal 2006, the company opened three U.S. retail stores - all in new markets for Coach - and one factory store. The company also closed one factory store, bringing the total to 206 retail stores and 84 factory stores at April 1, 2006. In Japan, Coach opened three net new retail locations and expanded two locations as well.
     Mr. Frankfort continued, "Across all businesses, handbags and women's accessories continued to drive our business results, as the look of our assortment continues to evolve to reflect changing consumer preferences. Early in the quarter we saw excellent response to gallery satchels and an updated Hamptons collection. In February, fresh interpretations of Soho and our Hamptons Signature Striped carryalls sold exceptionally well, as did the new shoulder tote, a key item for the season. After Valentine's Day, the Hamptons Weekend collection, including a new and distinctive patchwork design, became an instant success. We were also particularly pleased with the performance of our Limited Edition offerings, including the Hamptons Vintage carryall at $598 and the new Legacy shoulder tote at $798."
     "Our business this April has continued strong. As always, we have a pipeline of new, innovative and relevant products planned. This month we successfully launched our Soho Optic Signature assortment in a seasonal palette in several favorite handbag styles, as well as in footwear, scarves and hats. Additionally, straw totes and hobos in our important Legacy silhouettes were introduced. For Mother's Day, we're offering our soft totes in classic Signature and a new seasonal Signature in gradient hues. Coming in June will be the new Patchwork and Signature Tie Dye groups, both perennial favorites. Also in the fourth quarter, we will be adding 12 more retail stores in the U.S., bringing the total to 25 new retail stores in fiscal 2006."
     Mr. Frankfort concluded, "By the end of this fiscal year we will have opened about 55 new locations globally, bringing our total to about 525. During fiscal 2007, we are planning to accelerate our new unit openings to at least 85 Coach U.S. stores and international locations globally, bringing our total number of locations to over 600 by year end. Looking ahead, we have a clearly articulated roadmap focused on achieving continued rapid growth through our planning horizon."
     The company now estimates 2006 sales of about $2.1 billion for the full fiscal year ending July 1, 2006, an increase of about 23% from the prior year, and earnings per share of $1.25 or up 36% from last year, compared with analysts' current consensus estimate of $1.24. This reflects sales of at least $500 million and earnings per share of $0.28 for the fourth quarter, up 22% from the $0.23 reported for the fourth quarter in fiscal 2005. It should be noted that last year's fourth quarter included a $7 million tax benefit for FY05, all recorded in the period. Excluding this benefit from the year-ago quarter, earnings per share are expected to rise 32%.
     For fiscal 2007, Coach projects sales growth of about 19% to about $2.5 billion and earnings per share growth of about 20% to $1.50, compared with the analysts' current consensus estimate of $1.48.
     The company also announced that it repurchased and retired 499,500 shares of common stock at an average cost of $36.64 during the third fiscal quarter, bringing the year-to-date total to 3,463,700 shares of common stock repurchased at an average cost of $32.85. At this time, approximately $136 million remains available for future repurchases under the company's repurchase program, which expires in May 2007.

     Coach will host a conference call to review these results at 8:30 a.m.
(EDT) today, April 25, 2006. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and asking for the Coach earnings call led by Andrea Shaw Resnick, VP of Investor Relations & Corporate Communications. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call for the replay is 1-866-352-7723. A webcast replay of this call will be available for five business days on the Coach website.

     Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women's and men's small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach's website at www.coach.com. Coach's shares are traded on The New York Stock Exchange under the symbol COH.

     This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach's latest Annual Report on Form 10-K for a complete list of risk factors.


                              COACH, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Nine Months Ended April 1, 2006 and April 2, 2005
                 (in thousands, except per share data)
                              (unaudited)

                             QUARTER ENDED        NINE MONTHS ENDED
                         --------------------- -----------------------
                          April 1,   April 2,   April 1,    April 2,
                            2006       2005        2006        2005
                         ---------- ---------- ----------- -----------

Net sales                $ 497,859  $ 415,939  $1,597,146  $1,291,763

Cost of sales              108,090     91,266     361,340     305,948
                         ---------- ---------- ----------- -----------

Gross profit               389,769    324,673   1,235,806     985,815

Selling, general and
 administrative expenses   224,333    192,337     651,319     541,432
                         ---------- ---------- ----------- -----------

Operating income           165,436    132,336     584,487     444,383

Interest income, net        10,118      4,945      22,995      10,924
                         ---------- ---------- ----------- -----------

Income before income
 taxes and minority
 interest                  175,554    137,281     607,482     455,307

Income taxes                66,708     52,168     230,847     173,017

Minority interest, net
 of tax                          -      4,241           -      13,534
                         ---------- ---------- ----------- -----------

Net income               $ 108,846  $  80,872  $  376,635  $  268,756
                         ========== ========== =========== ===========

Net income per share

 Basic                   $    0.28  $    0.21  $     0.99  $     0.71
                         ========== ========== =========== ===========

 Diluted                 $    0.28  $    0.21  $     0.96  $     0.69
                         ========== ========== =========== ===========

Shares used in computing
 net income per share

 Basic                     383,739    379,695     381,330     378,885
                         ========== ========== =========== ===========

 Diluted                   391,453    391,609     390,637     390,413
                         ========== ========== =========== ===========


----------------------------------------------------------------------
Supplemental information

Net income, as reported  $ 108,846  $  80,872  $  376,635  $  268,756

Add back Stock Option
 Expense
 (after tax)                11,421      8,367      26,819      22,331

Net income, ex Stock
 Option Expense          $ 120,267  $  89,239  $  403,454  $  291,087

Pro forma as adjusted
 basic net income,
 ex stock option expense,
 per share               $    0.31  $    0.24  $     1.06  $     0.77

Pro forma as adjusted
 diluted net income,
 ex stock option expense,
 per share               $    0.31  $    0.23  $     1.03  $     0.75
----------------------------------------------------------------------


                 CONDENSED CONSOLIDATED BALANCE SHEETS
           At April 1, 2006, July 2, 2005 and April 2, 2005
                            (in thousands)
                              (unaudited)

                                  April 1,       July 2,    April 2,
                                    2006          2005        2005
                                ------------ ------------ ------------
ASSETS

Cash, cash equivalents and
 short term investments         $   838,357  $   383,051  $   495,691
Receivables                         110,415       65,399       83,630
Inventories                         210,465      184,419      180,814
Other current assets                118,652       76,491       78,315
                                ------------ ------------ ------------

Total current assets              1,277,889      709,360      838,450

Property and equipment, net         269,562      203,862      189,775
Long term investments                     -      122,065      198,591
Other noncurrent assets             326,979      334,870       72,232
                                ------------ ------------ ------------

Total assets                    $ 1,874,430  $ 1,370,157  $ 1,299,048
                                ============ ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                $    54,841  $    64,985  $    49,964
Accrued liabilities                 239,300      188,234      170,222
Subsidiary credit facilities          1,836       12,292       21,315
Current portion of long-term
 debt                                   170          150          150
                                ------------ ------------ ------------

Total current liabilities           296,147      265,661      241,651

Long-term debt                        3,100        3,270        3,270
Other liabilities                    60,337       45,306       65,080

Minority interest, net of tax             -            -       53,732

Stockholders' equity              1,514,846    1,055,920      935,315
                                ------------ ------------ ------------

Total liabilities and
 stockholders' equity           $ 1,874,430  $ 1,370,157  $ 1,299,048
                                ============ ============ ============


     CONTACT: Coach
              Analysts & Media:
              Andrea Shaw Resnick, 212-629-2618